Exhibit 21.1

List of Subsidiaries

Subsidiaries	Immediate holding company	Country of Incorporation	Percentage of holding as of March 31, 2016	Percentage of holding as of March 31, 2015
H&F Ironman Limited (“HK Ironman”) (1)	IGC	Hong Kong	100	100
Linxi H&F Economic and Trade Co. ("PRC Ironman") (3)	HK Ironman	Peoples’ Republic of China	95	95
IGC – Mauritius ("IGC-M") (1)	IGC	Mauritius	100	100
Techni Bharathi Private Limited (“TBL”) (2)	IGC-M	India	100	100
India Mining and Trading Private Limited ("IGC-IMT") (2)	IGC-M	India	100	100
IGC Materials Private Limited ("IGC-MPL")	IGC-M	India	100	100
IGC Logistic Private Limited ("IGC-LPL") (2)	IGC-M	India	100	100
IGC International Limited (“IGC-INT”) (4)	IGC	Hong Kong	51	51
Cabaran Ultima Sdn. Bhd., ("Ultima") (5)	IGC	Malaysia	100	0

(1) Wholly-owned by India Globalization Capital, Inc.
(2) Wholly-owned by India Globalization Capital, Mauritius, Limited.
(3)  95% owned by HK Ironman, which is India Globalization Capital, Inc.’s wholly-owned subsidiary.
(4) 51% owned by India Globalization Capital, Inc.  Formerly known as Golden Gate Electronics Limited.
(5) 100% owned by India Globalization Capital, Inc.